SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2007 (August 30, 2007)

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

California		65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12121 Wilshire Boulevard, Suite 350
Los Angeles, California 90025
(Address of Principal Executive Offices)

310-826-1781
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01     Entry into a Material Definitive Agreement

See Item 5.02 below.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors’ Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 30, 2007 Mr. Bing Liu, our Chief Software Architect, resigned as an employee and began providing services to us as a consultant pursuant to a Consulting Agreement (“Agreement”) entered into on the same day. The term of the Agreement is six months, but the Agreement may be terminated by either party upon 30 days notice, or immediately if Mr. Liu fails to discharge his obligations under the Agreement. Upon execution of the Agreement we paid Mr. Liu the sum of $7,500 and we have agreed to pay him the sum of $4,000 per month in exchange for his services. We will reimburse Mr. Liu for expenses incurred by him in rendering services under the Agreement. We have also agreed that Mr. Liu will have a period of 24 months to exercise any vested options and that one-half of any options remaining unvested on December 31, 2007 will vest. Mr. Liu will also have a period of 24 months to exercise these options. Any options remaining unvested will vest in equal increments over 34 months. If Mr. Liu does not receive the payment of any unpaid salary currently due to him by December 31, 2007, then any unvested options will immediately vest. Mr. Liu is currently owed $63,281 in unpaid salary. Mr. Liu has options to purchase a total of 661,884 shares of our common stock. Of this amount, his right to purchase 256,301 shares is currently vested. Subject to the terms of the Agreement, the remaining options are to vest in equal increments over a period of 24 months from the date of grant or upon the attainment of certain milestones. Pursuant to the Agreement, Mr. Liu will continue his duties as Chief Software Architect and will assist us with recruiting a Chief Technology Officer or Vice-President of Software Development. Mr. Liu will continue to provide services to us as a member of our board of directors.

Item 9.01     Financial Statements and Exhibits.

Exhibit 10.1 Consulting Agreement dated August 30, 2007 between CyberDefender Corporation and Bing Liu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2007

CYBERDEFENDER CORPORATION

	By:	/s/ Gary Guseinov
Gary Guseinov, Chief Executive Officer